The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2022

Citigroup Global Markets Holdings Inc.	April----, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH11773 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer modified exposure to a limited range of potential appreciation of the underlying shares multiplied by the upside participation rate specified below and a limited buffer against the potential depreciation of the underlying shares as described below. In exchange for the limited buffer against potential depreciation, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept leveraged downside exposure to the underlying shares if the final share price is less than the final buffer price. If the underlying shares depreciate by more than the buffer percentage from the initial share price to the final share price, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final share price, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (NYSE Arca symbol: “XOP”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	April 20, 2022
Pricing date:	April , 2022 (expected to be April 21, 2022)
Issue date:	April , 2022 (expected to be April 26, 2022).
Final valuation date:	April , 2024 (expected to be April 22, 2024), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	April , 2024 (expected to be April 25, 2024), subject to postponement as described under “Additional Information” below.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the following amount in U.S. dollars:

▪   If the final share price is greater than the initial share price:
$1,000 + return amount, subject to the maximum return at maturity

▪   If the final share price is less than or equal to the initial share price but greater than or equal to the final buffer price:

$1,000

▪   If the final share price is less than the final buffer price:
$1,000 + [$1,000 × the buffer rate × (the share return + the buffer percentage)]

If the final share price is less than the final buffer price, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Initial share price:	$145.34, the closing price of the underlying shares on the strike date
Final share price:	The closing price of the underlying shares on the final valuation date
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Return amount:	$1,000 × share return × upside participation rate
Upside participation rate:	200.00%
Maximum return at maturity:	The maximum return at maturity will be determined on the pricing date and will be at least $543.00 per security (at least 54.30% of the stated principal amount). In no event will the payment at maturity per security exceed $1,000 plus the maximum return at maturity.
Final buffer price:	$109.005, 75% of the initial share price
Buffer percentage:	25%
Buffer rate:	The initial share price divided by the final buffer price, which is approximately 133.33%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17330FDD0 / US17330FDD06
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$15.00	$985.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $924.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $985.00 per security.

(3) CGMI will receive an underwriting fee of up to $15.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fees and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021             Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical share returns. The diagram assumes that the maximum return at maturity will be set at the lowest value indicated on the cover page of this pricing supplement. The actual maximum return at maturity will be determined on the pricing date.

Investors in the securities will not receive any dividends that may be paid on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will have no rights and will not receive dividends with respect to the underlying shares” below.

Buffered Notes Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

The table and examples below illustrate various hypothetical payments at maturity assuming a hypothetical initial share price of $100.00 and various hypothetical final share prices. Your actual payment at maturity per security will depend on the actual initial share price and the actual final share price and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The table and examples assume that the maximum return at maturity will be set at the lowest value indicated on the cover page of this pricing supplement. The actual maximum return at maturity will be determined on the pricing date.

Hypothetical Final Share Price	Hypothetical Share Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
$200.00	100.00%	$1,543.00	54.30%
$190.00	90.00%	$1,543.00	54.30%
$180.00	80.00%	$1,543.00	54.30%
$170.00	70.00%	$1,543.00	54.30%
$160.00	60.00%	$1,543.00	54.30%
$150.00	50.00%	$1,543.00	54.30%
$140.00	40.00%	$1,543.00	54.30%
$130.00	30.00%	$1,543.00	54.30%
$127.15	27.15%	$1,543.00	54.30%
$120.00	20.00%	$1,400.00	40.00%
$110.00	10.00%	$1,200.00	20.00%
$105.00	5.00%	$1,100.00	10.00%
$101.00	1.00%	$1,020.00	2.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$74.99	-25.01%	$999.87	-0.01%
$70.00	-30.00%	$933.33	-6.67%
$60.00	-40.00%	$800.00	-20.00%
$50.00	-50.00%	$666.67	-33.33%
$40.00	-60.00%	$533.33	-46.67%
$30.00	-70.00%	$400.00	-60.00%
$20.00	-80.00%	$266.67	-73.33%
$10.00	-90.00%	$133.33	-86.67%
$0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final share price is $101.00 (an approximately 1.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $1,000 + the return amount, subject to the maximum return at maturity of $543.00

= $1,000 + ($1,000 × share return × upside participation rate), subject to the maximum return at maturity of $543.00

= $1,000 + ($1,000 × 1.00% × 200.00%), subject to the maximum return at maturity of $543.00

= $1,000 + $20.00, subject to the maximum return at maturity of $543.00

= $1,020.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the return amount is $20.00 per security, which is less than the maximum return at maturity of $543.00, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the return amount, or $1,020.00 per security.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

Example 2—Upside Scenario B. The hypothetical final share price is $140.00 (an approximately 40.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $1,000 + the return amount, subject to the maximum return at maturity of $543.00

= $1,000 + ($1,000 × share return × upside participation rate), subject to the maximum return at maturity of $543.00

= $1,000 + ($1,000 × 40.00% × 200.00%), subject to the maximum return at maturity of $543.0

= $1,000 + $800.00, subject to the maximum return at maturity of $543.00

= $1,543.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price by more than the maximum return at maturity of 54.30%, your payment at maturity in this scenario would be limited to the maximum payment at maturity of $1,543.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a maximum return.

Example 3—Par Scenario. The hypothetical final share price is $95.00 (an approximately 5.00% decrease from the hypothetical initial share price), which is greater than the hypothetical final buffer price.

Payment at maturity per security = $1,000

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price, but the hypothetical final share price is greater than the final buffer price, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 4—Downside Scenario A. The hypothetical final share price is $70.00 (an approximately 30.00% decrease from the hypothetical initial share price), which is less than the hypothetical final buffer price.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the share return + the buffer percentage)]

= $1,000 + [$1,000 × 1.3333 × (-30.00% + 25.00%)]

= $1,000 + -$66.67

= $933.33

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than the 25% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the underlying shares declined beyond the 25% buffer percentage. In this scenario, the underlying shares depreciated by 30.00% and you would lose approximately 6.67% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the underlying shares and the loss on the securities) of approximately 23.33%.

Example 5—Downside Scenario B. The hypothetical final share price is $30.00 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical final buffer price.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the share return + the buffer percentage)]

= $1,000 + [$1,000 × 1.3333 × (-70.00% + 25.00%)]

= $1,000 + -$600.00

= $400.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than the 25% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the underlying shares declined beyond the 25% buffer percentage. In this scenario, the underlying shares depreciated by 70.00% and you would lose approximately 60.00% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the underlying shares and the loss on the securities) of approximately 10.00%. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the underlying shares.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the final share price. If the final share price is less than the final buffer price, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the underlying shares have depreciated by more than the buffer percentage. You should understand that any decline in the final share price in excess of the buffer percentage will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final share price, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

▪	The initial share price, which was set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 54.30%, which is equivalent to a maximum return at maturity of $543.00 per security. Taking into account the upside participation rate, any increase in the final share price over the initial share price by more than approximately 27.15% will not increase your return on the securities and will progressively reduce the effective upside participation rate provided by the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares, such as voting rights or dividend payments. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Additionally, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the underlying share issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the underlying share issuer, the dividend yields on the underlying shares and the securities held by the underlying share issuer, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

▪	The SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to concentrated risks associated with the oil and gas exploration and production industry. The stocks included in the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF and that are generally tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

▪	employment levels and job growth;

▪	worldwide and domestic supplies of, and demand for, oil and gas;

▪	the cost of exploring for, developing, producing, refining and marketing oil and gas;

▪	consumer confidence;

▪	changes in weather patterns and climatic changes;

▪	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

▪	the price and availability of alternative and competing fuels;

▪	domestic and foreign governmental regulations and taxes;

▪	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

▪	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the underlying shares to decline during the term of the securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying shares are likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuer or in instruments related to the underlying shares or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the underlying share issuer may not completely track the performance of its underlying index or its net asset value per share. The underlying share issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying share issuer reflect additional transaction costs and fees that are not included in the calculation of its ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying share issuer and its ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying share issuer’s ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performance of the underlying share issuer and its ETF underlying index. Finally, because the underlying shares are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of the underlying share issuer may differ from its net asset value per share.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying share issuer may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying share issuer. As a result, under these circumstances, the market value of the underlying share issuer may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the underlying share issuer might not correlate with the performance of its ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

(the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

Information About the SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries within the S&P Total Market Index: integrated oil & gas, oil & gas exploration & mining and oil & gas refining & marketing.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SsgA Fund Management Inc. (“SSgA FM”), an investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF, and the SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P® Oil & Gas Exploration & Production ETF trades on the NYSE Arca under the ticker symbol “XOP.”

Please refer to the section “Fund Descriptions— The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information and have not independently verified any information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF. This pricing supplement relates only to the securities and not to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We make no representation as to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® S&P® Oil & Gas Exploration & Production ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the SPDR® S&P® Oil & Gas Exploration & Production ETF on April 20, 2022 was $145.34.

The graph below shows the closing price of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each day such price was available from January 3, 2012 to April 20, 2022. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take historical closing prices as an indication of future performance.

SPDR® S&P® Oil & Gas Exploration & Production ETF – Historical Closing Prices January 3, 2012 to April 20, 2022

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $15.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Citigroup Global Markets Holdings Inc.
Buffered Notes Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April----, 2024

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